EXHIBIT 99.2

American Eagle Outfitters, Inc.
April 2006
Recorded Sales Commentary Transcript dated May 3, 2006

Good afternoon and welcome to the American Eagle Outfitters April 2006 Sales Commentary. I am Joan Hilson, Executive Vice President, Chief Financial Officer for the American Eagle Brand. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

We are extremely pleased with our April sales performance, which exceeded our expectations. Total sales of $179.2 million increased 25% compared to $143.4 million last year. We achieved a comparable store sales increase of 19%, on top of a 20% comp in April of last year.

Sales results were driven by a positive customer response to our spring and summer assortments, which featured on-trend silhouettes and strong key items, within a compelling value and quality offering. In addition, we benefited from a favorable calendar, including Easter spring breaks, which occurred in March last year.

Both men's and women's achieved outstanding results in April, with men's achieving a positive mid-twenty comp and women's increasing in the mid-teens. Comps were quite strong across several key categories such as knit tops, including graphic tee's, men's polo's and women's tank tops; shorts, jeans and intimates.

All sales metrics were positive in April. Our average unit retail price increased in the mid-single digits, reflecting success with our tiered assortment strategy, which delivers incremental price points while maintaining our important value offering. Units per transaction increased in the low single-digits and average transaction value increased in the high- single digits. Store traffic was positive and the number of transactions per store increased in the low double-digits compared to last year.

Ae.com continued to show strong results, achieving a 33% increase in sales during April.

Comps by week compared to last year were as follows:

  Week one of positive mid-teen, compared to negative mid single-digit;
  Week two increased in the low-sixties, compared to an increase in the mid-thirties;
  Week three declined slightly compared to positive mid-thirty last year, due to the timing of Easter Sunday;
  Week four increased in the high-single digits, compared to an increase in the low-twenties.

All geographic regions comped positively in April as follows:

  The Southwest in the low-thirties;
  The Southeast in the mid-twenties;
  The Mid-West and Northeast were in the high-teens;
  The Mid-Atlantic region was in the mid-teens; and
  The West and Canada increased in the low double-digits.

Our next floor-set update, Summer Two, arrives in stores on May 23rd.

Based on April sales performance, we are raising our first quarter earnings guidance to $0.40 to $0.41 per share, compared to $0.35 last year. The first quarter guidance includes stock option expense of approximately $0.02 per share, which was not reflected last year.

We will report our first quarter earnings on Tuesday, May 16th. Management will hold a conference call at 9:00 a.m. eastern time that morning. To listen to the call, please dial 877-601-0864, or go to our web-site, ae.com.

Thank you for your continued interest in American Eagle Outfitters.